Exhibit 99.1

     Electronic Control Security Raises $1.0 Million to Fund its Continuing Expansion, Build Out its Product Line and to Fully Repay Bank Loan; Convertible
     Debt Financing and Warrant Package Closed at Premium Above Share Price

     CLIFTON, N.J.--(BUSINESS WIRE)--Jan. 17, 2006--Electronic Control Security Inc. (OTCBB: EKCS), a leading integrated security provider and manufacturer of perimeter security systems, announced today that it closed a $1.0 million financing.
     Under the terms of the financing, ECSI is issuing to institutional investors $1.0 million in principal amount of senior secured convertible debentures maturing on January 11, 2009 with interest payable at the greater of 8% per annum or the prime rate for the applicable interest period plus 2.5%. The debentures are convertible into common stock at a conversion price of $1.15 per share which is more than 10% higher than the closing price of ECSI on the day the funding closed. ECSI is also issuing common stock warrants to the investors to purchase up to 434,783 shares of common stock of ECSI, exercisable through January 11, 2009 at an exercise price of $2.00 per share - nearly double the closing price of ECSI shares on the day the funding closed. The debenture and warrant contain anti-dilution provisions.
     Arthur Barchenko, President of ECSI, commented, "This funding is a significant event for the company and for our shareholders. It was done at a premium to our current share price, which demonstrates the confidence that these institutional investors have in our outlook. We intend to use the funds raised to facilitate the significant growth we have been achieving, to expand our product line to meet anticipated demand, and to fully repay our existing bank term loan."
     The financing was completed through a private placement to four accredited investors and is exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. For one year following the effectiveness of the resale registration statement, the holders of the debentures have the right to participate in ECSI's future equity or equity-linked financings. In connection with the financing, ECSI will pay fees to its placement agents aggregating $72,500 and will issue warrants to them to purchase up to 121,739 shares of ECSI's common stock. ECSI's current report on Form 8-K related to the financing contains more detailed information regarding the terms of the financing.

     About ECSI

     ECSI is recognized as a global leader in perimeter security and an effective quality provider for both the Department of Defense and Homeland Security programs. The company designs, manufactures and markets physical electronic security systems for high profile, high threat environments. The employment of risk assessment and analysis allows ECSI to determine and address the security needs of government and commercial-industrial installations. The company has teaming agreements with ARINC, Hudson Marine Inc., Lockheed Martin Transportation & Security Solutions, Parsons Infrastructure & Technology Group, SERCO, Inc., Tetra Tech, Inc. and other industry leaders. ECSI is located at 790 Bloomfield Avenue, Bldg. C-1, Clifton NJ 07012. Tel: 973-574-8555; Fax:
973-574-8562. For more information on ECSI and its customers, please go to http://www.anti-terrorism.com.

     ECSI Safe Harbor Statement

     Statements in this press release, including the statements relating to projected future financial performance, are considered forward-looking statements under the federal securities laws. Sometimes these statements will contain words such as "anticipates," "expects," "plans," "projects," "estimates," "outlook," "forecast," "guidance," "assumes" and other similar words. These statements and those contained in ECSI's recent Form 10-KSB and 10-QSB's are not guarantees of ECSI's future performance and are subject to risks, uncertainties and other important factors that could cause ECSI's actual performance or achievements to be materially different from those it may project. These are only some of the numerous factors that may affect the forward-looking statements contained in this press release.


     CONTACT: For ECSI:
              Kathleen Zomack, 973-574-8555